Exhibit 99


MOBIL ANNOUNCES RECORD 1997 OPERATING EARNINGS OF $3,430 MILLION

Fairfax, VA, January 28, 1998 -- Mobil Corporation today reported estimated fourth quarter 1997 operating earnings of $809 million. This is a decrease of $70 million from the $879 million earned in the fourth quarter of 1996. Operating earnings per common share were $1.01, compared with $1.10 in 1996. On a reported basis, including special items, net income for the quarter was $704 million, or $0.88 per share, up 5%, versus $676 million, or $0.84 per share, last year.

Full year 1997 operating earnings were a record $3,430 million, up $333 million, or 11%, from last year. On a per share basis, operating earnings of $4.30 were $0.44 higher than the $3.86 earned in 1996. Including special items, full year net income was $3,272 million, or $4.10 per share, versus $2,964 million, or $3.69 per share, last year.

In comparing full year 1997 operating earnings with 1996, Chairman and Chief Executive Officer Lucio A. Noto said, "I am pleased to announce this is the third consecutive year of record operating results, and a year in which we made considerable progress toward achieving our long-term goals of $5 billion in earnings by 2001 and averaging a 14% return on capital employed. The increase in earnings was primarily due to self-help which netted over $200 million, including volume growth in all segments of the business, improved performance, benefits from recently formed alliances and expense reduction programs. The balance was due to a net improvement in industry fundamentals."

Noto continued, "Mobil also has a goal to provide returns to shareholders which are in the first quartile versus other major oil companies over the long term. In doing so, we seek to balance a disciplined level of investment in long-term growth with an attractive dividend and share repurchases. Mobil's recently announced 1998 investment spending budget of $5.9 billion is up about 13% from estimated 1997 spending of $5.2 billion, reflecting our excellent portfolio of attractive opportunities, our strong balance sheet and confidence in the future of our business. In 1997, Mobil also increased the dividend payment for the tenth straight year, up 8% from the previous year. In addition, share repurchases reduced common stock outstanding by over 4 million shares.

"In the upstream, earnings exceeded last year's record, primarily due to a 4% increase in worldwide production. Not only did we grow production, but new reserve additions replaced 146% of this higher production level at a very competitive cost. In the International area, we are now starting to realize the benefits from our programs for growth in Nigeria, Equatorial Guinea, Kazakhstan, South America and Qatar. In the U.S., after experiencing declines for a number of years, production in the fourth quarter of 1997 was essentially flat with the comparable period in 1996.

"Downstream, Mobil's U.S. marketing and refining business also achieved record earnings, reflecting improved margins and strong performance including higher sales volumes. Initiatives in marketing such as Speedpass and On The Run contributed to this growth. In International downstream, earnings were up in Europe as a result of higher margins and the benefits of our alliance with BP. Asia-Pacific held up fairly well despite the turmoil in the region; however, margins have not yet recovered from the depressed levels experienced late in the third quarter. In response to this, we have accelerated the pace of initiatives to improve the profitability of our business in the region, building on the strong position we already have. In this regard, we announced a restructuring in Japan in the third quarter and have initiated a restructuring of our Australian marketing operations.

"Chemical earnings improved by over 14%, reflecting higher volumes in all sectors of the business, higher polyethylene margins and improved plant performance."

Noto concluded, "Crude oil prices have weakened significantly in the first quarter of 1998. Business fundamentals, as reflected by this recent price decline, continue to be unpredictable in the near term. Additionally, the recent events in Asia-Pacific are impacting worldwide supply/demand balances for crude oil, products and petrochemicals. Despite these events, we remain convinced that this is a growth area for the future. We have first class facilities in Asia-Pacific and are focusing on improving their efficiencies. In addition, we will be alert to attractive opportunities for new investment."

Fourth quarter 1997 net income was $704 million, an increase of $28 million from 1996. Fourth quarter 1997 results included net special charges of $105 million -- primarily due to restructurings associated with the Mobil-BP downstream alliance in Europe, as well as for a newly initiated restructuring of our marketing operations in Australia, partly offset by gains on asset sales and favorable inventory adjustments. Fourth quarter 1996 results included net special charges of $203 million, consisting of restructuring costs for the Mobil-BP alliance and a FAS 121 write-down in the U.S. upstream, partly offset by several net favorable items (refer to Table 3).

Full year 1997 net income was $3,272 million, $308 million higher than the $2,964 million earned in 1996. Net special charges in 1997 totaled $158 million, mainly for restructuring-related charges in International downstream,
partly offset by gains on asset sales and other items.   Net income in 1996
included $133 million of net special charges, mainly for restructurings, partly offset by gains on asset sales and favorable inventory adjustments (refer to Table 3).

The following comments address the operating performance of the major business segments during the full year and fourth quarter of 1997, as compared with the same periods in 1996 (refer to Table 2):

              COMPARISON OF FULL YEAR 1997 WITH 1996

o Exploration and Producing earnings were a record $2,135 million in 1997, $76 million higher than last year.

     In the United States, earnings were $660 million, down $34 million, reflecting the effects of lower volumes and lower crude oil prices. The lower volumes were mainly due to natural field declines and the carryover effect of 1996 asset sales, partly offset by the effects of new capital programs. Earnings benefited from higher natural gas prices and lower operating expenses.

     International earnings of $1,475 million were $110 million higher, principally due to higher production, up 10%, and higher natural gas prices in Canada, partly offset by lower crude oil prices and higher expenses for future growth.

o Marketing and Refining earnings of $1,311 million were $260 million higher than last year.

     United States earnings were a record $562 million, $190 million higher than 1996. This year's results benefited from higher sales volumes, excellent refinery performance and higher margins.

     International earnings of $749 million were up $70 million. In Europe, results improved primarily due to benefits from the Mobil-BP European alliance and stronger integrated margins. These gains were partly offset by lower margins in Asia-Pacific.

o Chemical earnings of $350 million were $44 million higher than 1996, primarily reflecting higher polyethylene margins, improved performance and higher volumes in all sectors of the business. These factors were partly offset by lower aromatics margins.

o Corporate and Financing expense was $366 million, $47 million higher than the comparable period last year, primarily reflecting a number of one-time charges partly offset by lower interest expense resulting from lower average net debt balances.

     COMPARISON OF FOURTH QUARTER 1997 WITH FOURTH QUARTER 1996

o Exploration and Producing fourth quarter 1997 earnings were $543 million, $112 million lower than last year's fourth quarter.

     In the United States, earnings were $186 million, down $34 million, as significantly lower prices for crude oil were partly offset by higher natural gas prices.

     International earnings of $357 million were $78 million lower, principally due to lower prices for crude oil and natural gas and higher expenses for future growth, partly offset by the benefits from higher crude oil production. The growth in production was largely due to increased production from West Africa and the streaming of the Hibernia field in Canada.

o Marketing and Refining earnings of $292 million were $64 million higher than fourth quarter 1996.

     United States reported record fourth quarter earnings of $170 million, up $109 million from last year. The strong performance was driven by a number of factors, including higher industry margins that benefited from falling crude oil prices, increased gasoline sales resulting from growth initiatives and excellent performance. Additionally, the U.S. refining system benefited from widening light versus heavy crude oil spreads due to its strong capability to process heavy crudes.

     International earnings of $122 million were $45 million lower than in 1996, primarily due to lower income in Asia-Pacific resulting from generally weak business conditions throughout the region, and certain one-time items. Partly offsetting these factors were higher earnings in Europe reflecting benefits from the Mobil-BP alliance and higher retail fuels margins.

o Chemical earnings of $72 million were $9 million lower than last year's fourth quarter, as the absence of a 1996 tax benefit and certain 1997 nonrecurring joint venture-related costs were only partly offset by the effects of higher margins for polyethylene and aromatics and higher sales volumes.

o Corporate and Financing expense was $98 million, $13 million higher than the comparable period last year, primarily due to the timing of expenses and certain one-time charges, partly offset by lower interest expense resulting from lower average net debt balances.

Total Investment Spending for the fourth quarter of 1997 was estimated at $1,790 million, a decrease of $7 million from the comparable period last year. For full year 1997, total investment spending was estimated at $5,227 million, compared with $7,019 million for full year 1996. Last year's spending was higher due to the acquisitions of Ampolex and an interest in the Tengiz field in Kazakhstan. Investment spending for 1998 is projected to be $5.9 billion, with an emphasis on upstream projects and international areas.

Mobil's estimated Return on Average Shareholders' Equity for calendar year 1997, based upon net income, was 17.0%, compared with 16.0% for calendar year 1996. (On an operating basis, excluding special items, returns were 17.8% and 16.7% forthe same periods.) Estimated Return on Average Capital
Employed for calendar year

1997, based upon net income, was 13.4%, compared with 12.7% for calendar year 1996. (On an operating basis, excluding special items, returns were 14.0% and 13.2% for the same periods.)

Mobil's estimated Debt-to-capitalization Ratio was 25% at December 31, 1997, compared with 29% at December 31, 1996. The reduction from 1996 reflects lower debt levels resulting from strong earnings, the continuing sale of noncore assets and reduced working capital requirements, partly offset by the impact of net share repurchases.

Common Stock Dividends were $0.53 per share in the fourth quarter of 1997 and $2.12 per share for full year 1997, $0.03 and $0.1575 per share higher than the comparable periods in 1996. Per share amounts for all periods reflect the two-for-one stock split which had a record date of May 20, 1997.

Estimates of key financial and operating data are shown on the attached tables.

                                                                    Table 1

                            MOBIL CORPORATION


INCOME ($MM)                        Fourth Quarter         Twelve Months
                                --------------------  --------------------
                                  1996   1997   Incr/   1996   1997   Incr/
                                   Act    Est   (Decr)   Act    Est   (Decr)
                                 ------ ------ ------  ------ ------ ------
Petroleum Operations
  E&P: United States               181    186      5     737    697    (40)
            International          409    398    (11)  1,372  1,512    140
                                 ------ ------ ------  ------ ------ ------
  Total Exploration & Producing    590    584     (6)  2,109  2,209    100

  M&R: United States                96    160     64     407    542    135
             International          (6)   (14)    (8)    506    482    (24)
                                 ------ ------ ------  ------ ------ ------
  Total Marketing & Refining        90    146     56     913  1,024    111
                                 ------ ------ ------  ------ ------ ------
Total Petroleum                    680    730     50   3,022  3,233    211

Chemical                            81     72     (9)    306    403     97
Corporate and Financing (a)        (85)   (98)   (13)   (364)  (364)     -
                                 ------ ------ ------  ------ ------ ------
Net Income                         676    704     28   2,964  3,272    308
=======                          =====  ======  ====== =====  =====  =====

COMMON SHARES OUTSTANDING (MM)
  Average (b)                    787.8  784.3   (3.5)  788.3  786.3   (2.0)
  End of Period (b)                -      -      -     787.6  783.4   (4.2)

NET INCOME PER
  COMMON SHARE ($)(b)(c)          0.84   0.88   0.04    3.69   4.10   0.41
   Assuming dilution (b)(d)       0.82   0.86   0.04    3.61   4.00   0.39


DIVIDENDS
  Common Stock
    Total Paid ($MM)               394    416     22   1,547  1,667    120
    Per Share ($) (b)             0.50   0.53   0.03   1.963   2.12  0.157

  Preferred Stock ($MM)             14     13     (1)     54     52     (2)


(a) Includes the results of Real Estate operations and Mining and Minerals
    (substantially all of these busi-nesses were sold in 1996), corporate administrative expenses, net financing expense and other items.
(b) Shares outstanding and per share amounts reflect the two-for-one stock split which had a record date of May 20, 1997. Prior year shares and per share amounts have been restated on a comparable basis.
(c) The net income per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.
(d) Net income per common share assuming dilution includes the dilutive effects of stock options and con-vertible preferred stock.



                                                              Table 2
                            MOBIL CORPORATION

                                     Fourth Quarter         Twelve Months
                                  --------------------  --------------------
INCOME  ADJUSTED FOR SPECIAL       1996   1997   Incr/   1996   1997   Incr/
  ITEMS ($MM)                      Act    Est   (Decr)   Act    Est   (Decr)
                                  ------ ------ ------  ------ ------ ------
Petroleum Operations
  E&P: United States                220    186    (34)    694    660    (34)
            International           435    357    (78)  1,365  1,475    110
                                  ------ ------ ------  ------ ------ ------
  Total Exploration & Producing     655    543   (112)  2,059  2,135     76

  M&R: United States                 61    170    109     372    562    190
             International          167    122    (45)    679    749     70
                                  ------ ------ ------  ------ ------ ------
  Total Marketing & Refining        228    292     64   1,051  1,311    260
                                  ------ ------ ------  ------ ------ ------
Total Petroleum                     883    835    (48)  3,110  3,446    336

Chemical                             81     72     (9)    306    350     44
Corporate and Financing (a)         (85)   (98)   (13)   (319)  (366)   (47)
                                  ------ ------ ------  ------ ------ ------
Operating Income Before
          Special Items             879    809    (70)  3,097  3,430    333

Special Items                      (203)  (105)    98    (133)  (158)   (25)
                                  ------ ------ ------  ------ ------ ------
Net Income                          676    704     28   2,964  3,272    308
=======                           ============= ======= ============= =======



EARNINGS PER COMMON SHARE ($)
  BASED ON:

     Operating Earnings Before
     Special items (b) (c)         1.10   1.01  (0.09)   3.86   4.30   0.44

     Net Income (b)(c)             0.84   0.88   0.04    3.69   4.10   0.41
     Net Income - Assuming
     dilution (b)(d)               0.82   0.86   0.04    3.61   4.00   0.39


(a) Includes the results of Real Estate operations and Mining and Minerals substantially all of these busi-nesses were sold in 1996), corporate administrative expenses, net financing expense and other items.
(b) Per share amounts reflect the two-for-one stock split which had a record date of May 20, 1997. Prior year per share amounts have been restated on a comparable basis.
(c) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.
(d) Net income per common share assuming dilution includes the dilutive effects of stock options and con-vertible preferred stock.



                                                               Table 3

                                 MOBIL CORPORATION
                        1996 by Quarter and Year   1997 by Quarter and Year
 SPECIAL ITEMS         -------------------------  --------------------------
  AFFECTING INCOME($MM)  1Q   2Q   3Q   4Q  Year   1Q    2Q  3Q   4Q   Year
                                                   Act   Act Act  Est   Est
                        ---- ---- ---- ---  ----  ----  ---- ---- ---- ----
E&P United States
  Asset Sales             -    -   82   37   119     -    -   53    -    53
  Asset Impairment        -    -    -  (69)  (69)    -    -    -    -     -
  Restructuring           -    -    -   (7)   (7)    -    -    -    -     -
  Litigation              -    -    -    -     -     -    -  (12)   -   (12)
  EmployeePerformanceAward-    -    -    -     -     -    -   (4)   -    (4)

E&P International
  Asset Sales             -    -    33  (21)  12     -    -    -   41    41
  Restructuring           -    -    -    (5)  (5)    -    -    -    -     -
  Empl.Perform. Award     -    -     -    -    -     -    -   (4)   -    (4)

M&R United States
  Asset Impairment        -    -     -    -    -     -    -    -   (18) (18)
  LIFO/Other Inv. Adj.    -    -     -    35   35    -    -    -     8    8
  Empl.Perform. Award     -    -     -    -    -     -    -   (10)   -  (10)

M&R International
  LIFO/Other Inv. Adj.    -     -    -     8    8    -     -   -     12  12
  Restructuring
   Mob-BPEuropeImplement. -     -    -  (154) (154)(18)  (20) (11) (20) (69)
   Mob.-BP Eur.Lube Ref.  -     -    -    -     -    -     -    -  (82) (82)
     Japan                -     -    -    -     -    -     -  (61)   -  (61)
     Australia            -     -     -   -     -    -     -    -  (46) (46)
  Other                   -     -     - (27)   (27)  -     -    -    -    -
  Empl.Perform. Award     -     -     -   -     -    -     -   (21)  -  (21)

Chemical

  Asset Sale              -     -     -     -   -    -    -     48    -   48
  Litigation Settlement   -     -     -     -   -    -    -     10    -   10
  Empl.Perform. Award     -     -     -     -   -    -    -     (5)   -   (5)

Corporate and Financing
  Asset Sales              -    -     14    16  30   -    -     39    -   39
  SRP Implementation (a)   -   (31)  (28)  (16)(75)  -    -     -     -    -
  Litigation               -     -     -     -   -   -    -    (31)   -  (31)
  Employ.Perform. Award    -     -     -     -   -   -    -     (6)   -   (6)
                         ----  ----  ----  ----  ---  ----- ----- ----- -----

Total Special Items        -   (31)  101  (203) (133) (18) (20) (15) (105)(158)
                          ==== ==== ====   ====  ==== === ==== ===== ==== ====



(a) Staff Redesign Project (SRP).





                                                                  Table 4
                              MOBIL CORPORATION
                                   Fourth Quarter            Twelve Months
                              ----------------------- ------------------------
INVESTMENT SPENDING ($MM)      1996    1997    Incr/   1996     1997    Incr/
                               Act     Est     (Decr)  Act      Est     (Decr)
                              ------  ------   ------ ------   ------   ------
Capital and Exploration Expenditures
Petroleum Operations
  Exploration & Producing
    United States               189     166 (a)  (23)   556      491 (a)  (65)
    International               798     986      188  3,870 (b)2,795   (1,075)
                              ------  ------   ------ ------   ------   ------
    Total E&P                   987   1,152      165  4,426    3,286   (1,140)
                              ------  ------   ------ ------   ------   ------
  Marketing & Refining
    United States               142     191       49    403      415       12
    International               421     194 (a) (227) 1,151      545 (a) (606)
                              ------  ------   ------ ------   ------   ------
    Total M&R                   563     385     (178) 1,554      960     (594)
                              ------  ------   ------ ------   ------   ------
Total Petroleum               1,550   1,537      (13) 5,980    4,246   (1,734)
Chemical                        116     105      (11)   339      315      (24)
Other                           (10)     11       21     42       49        7
                              ------  ------   ------ ------   ------   ------
Total Capital and Exploration 1,656   1,653       (3) 6,361    4,610   (1,751)
Expenditures
Cash Investments in Equity      141     137 (a)   (4)   658      617 (a)  (41)
Companies                     ------  ------   ------ ------   ------   ------
Total Investment Spending     1,797   1,790       (7) 7,019    5,227   (1,792)
                              ======= =======  ====== ======  ======= =======
Memo:
Exploration expenses charged to income, included above
    United States                37      42        5     76       70       (6)
    International               184     183       (1)   436      417      (19)
                              ------  ------   ------  -----   ------   ------
Total Exploration Expenses      221     225        4    512      487      (25)
                              ======= =======  ======  ======  ======= =======
OTHER FINANCIAL DATA ($MM)
Total Revenues                22,957 16,332(a) (6,625) 81,503  65,709(a)(15,794)

Income Taxes                    720     678      (42)  3,147    3,054     (93)

AVERAGE U.S. PRICES
  Crude  ($/BBL)(c)           21.00   17.21    (3.79) 18.54    17.67    (0.87)
  NGL  ($/BBL)                18.83   11.94    (6.89) 13.16    11.96    (1.20)
  Natural Gas ($/MCF)          2.58    2.77     0.19   2.17     2.38     0.21

AVERAGE  INT'L. PRICES
  Crude  ($/BBL)              23.40   18.42    (4.98) 20.81    18.94    (1.87)
  Natural Gas ($/MCF)          2.97    2.62    (0.35)  2.66     2.72     0.06

(a) Includes impact of equity accounting for E&P California alliance with Shell and M&R alliance with BP in Europe.
(b) Includes $1,394 million for the Ampolex acquisition.
(c) Excludes the impact of West Coast realizations from June 1997 forward due to the implementation of the E&P California alliance with Shell. Prior year amounts have been restated on the same basis.


                                                                     Table 5

                            MOBIL CORPORATION

                                Fourth Quarter           Twelve Months
                            ----------------------  ----------------------
                             1996    1997   Incr/    1996    1997   Incr/
OPERATING HIGHLIGHTS         Act     Est    (Decr)   Act     Est    (Decr)
                            ------  ------  ------  ------  ------  ------
NET PRODUCTION OF LIQUIDS (TBD)

  United States               240     247       7     262     244     (18)

  Australia                    61      41     (20)     42      39      (3)
  Canada                       47      57      10      50      49      (1)
  Equatorial Guinea            25      51      26       8      37      29
  Indonesia                    56      35     (21)     66      46     (20)
  Kazakhstan                   38      34      (4)     18      36      18
  Nigeria                     227     266      39     209     253      44
  Norway                       82      81      (1)     83      79      (4)
  United Kingdom               75      79       4      65      76      11
  Middle East/Other            55      69      14      51      69      18
                            ------  ------  ------  ------  ------  ------
  Total International         666     713      47     592     684      92
                            ------  ------  ------  ------  ------  ------
  Worldwide                   906     960      54     854     928      74
                            ======= ======= ======  ======= ======= =======

NET PRODUCTION OF NATURAL GAS (MMCFD)

  United States             1,229   1,173     (56)  1,333   1,160    (173)

  Canada                      398     467      69     416     397     (19)
  Germany                     335     481     146     463     455      (8)
  Indonesia                 1,847   1,531    (316)  1,556   1,571      15
  United Kingdom              704     693     (11)    618     668      50
  Other                       388     315     (73)    201     304     103
                            ------  ------  ------  ------  ------  ------
  Total International       3,672   3,487    (185)  3,254   3,395     141
                            ------  ------  ------  ------  ------  ------
  Worldwide                 4,901   4,660    (241)  4,587   4,555     (32)
                            ======= ======= ======  ======= ======= =======
TOTAL NET
  PRODUCTION (TBDOE)        1,794   1,804      10   1,685   1,753      68
                            ======= ======= ======  ======= ======= =======



                                                                  Table 6
                             MOBIL CORPORATION

                                Fourth Quarter            Twelve Months
                             ----------------------   -----------------------
                              1996     1997  Incr/     1996     1997   Incr/
OPERATING HIGHLIGHTS          Act      Est   (Decr)    Act      Est    (Decr)
                             ------   ------ ------   ------   ------  ------
REFINERY RUNS (TBD)
  Runs for Mobil by Mobil
    United States (a)          941      977     36      921      956      35
    Europe (b)                 318      351     33      324      369      45
    Asia-Pacific               702      736     34      705      677     (28)
    All Other                  186      186      -      183      189       6
                             ------   ------ ------   ------   ------  ------
    Total                    2,147    2,250    103    2,133    2,191      58
  Runs for Mobil by Others       8        -     (8)       9        -      (9)
                             ------   ------ ------   ------   ------  ------
  Worldwide Runs for Mobil   2,155    2,250     95    2,142    2,191      49
                             =======  ==============  =======  ======= =======
PETROLEUM PRODUCT SALES (TBD)
  United States
    Automotive Gasoline
      Sales to Trade           557      569     12      553      568      15
      Supply/Other Sales       195      231     36      214      250      36
                             ------   ------ ------   ------   ------  ------
    Total Automotive Sales     752      800     48      767      818      51
    Distillates/Jet Fuel       407      409      2      355      370      15
    Other                      272      254    (18)     240      246       6
                             ------   ------ ------   ------   ------  ------
    Total United States      1,431    1,463     32    1,362    1,434      72
  Europe (b)                   779 (c)  621   (158)     804 (c)  678    (126)
  Asia-Pacific                 837      826    (11)     800      815      15
  All Other                    405      438     33      379      410      31

                             ------   ------ ------   ------   ------  ------
    Total International      2,021    1,885   (136)   1,983    1,903     (80)
                             ------   ------ ------   ------   ------  ------
  Worldwide                  3,452    3,348   (104)   3,345    3,337      (8)
                             =======  ==============  =======  ======= =======
CHEMICAL SALES (MM LBS)
  Worldwide Polyethylene Resi  611      666     55    2,573    2,765     192
  Worldwide Paraxylene         284      464    180    1,065    1,638     573

CHEMICAL SALES BY PRODUCT CATEGORY ($MM)
  Petrochemicals               455      526     71    1,876    2,151     275
  Films Products               190      158    (32)     766      706     (60)
  Chemical Products             35       36      1      126      136      10
  Plastics/Other                 -        -      -       78        -     (78)
                             ------   ------ ------   ------   ------  ------
    Total                      680      720     40    2,846    2,993     147
                             =======  ==============  =======  ======= =======


(a) Includes Mobil's share of the Chalmette joint venture with Lagoven which commenced in November, 1997.
(b) Includes Mobil's share of the Downstream alliance with BP which commenced in late 1996.
(c) Fourth quarter and full-year 1996 sales have been restated.
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